Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-281019

FINAL TERM SHEET

This issuer free writing prospectus relates only to the securities described below and should be read together with PacifiCorp’s preliminary prospectus supplement dated February 4, 2026 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated July 25, 2024 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	PacifiCorp
Legal Format:	SEC-Registered
Security Type:	First Mortgage Bonds, 4.250% Series, due 2029 (the “bonds”)
Principal Amount:	$400,000,000
Coupon:	4.250%
Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on September 15, 2026
Record Dates:	March 1 and September 1
Trade Date:	February 4, 2026
Settlement Date:	February 6, 2026 (T+2)

We expect that delivery of the bonds will be made against payment therefor on or about February 6, 2026, which will be the second business day following the date hereof. This settlement cycle is referred to as “T+2.” Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the bonds initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds prior to the date that is one business day preceding the settlement date should consult their own advisors.
Maturity:	March 15, 2029
Treasury Benchmark:	3.500% due January 15, 2029
U.S. Treasury Benchmark Spot:	3.632%
Spread to Treasury Benchmark:	+65 basis points
Re-offer Yield:	4.282%
Price to Public:	99.902% of the principal amount
Optional Redemption:	Prior to February 15, 2029, Make Whole Call at T+10 basis points On or after February 15, 2029, 100% of the principal amount plus accrued and unpaid interest
Expected Ratings*:	A3 (Stable) by Moody’s Investors Service, Inc. BBB+ (Negative) by S&P Global Ratings

Denominations:	$2,000 and any integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

BofA Securities, Inc.

CIBC World Markets Corp.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Co-Manager:	KeyBanc Capital Markets Inc.
CUSIP Number:	695114 DH8
ISIN:	US695114DH81

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847; Citigroup Global Markets Inc. at 1-800-831-9146; J.P. Morgan Securities LLC at 1-212-834-4533; Mizuho Securities USA LLC at 1-866-271-7403; PNC Capital Markets LLC at 1-855-881-0697; SMBC Nikko Securities America, Inc. at 1-888-868-6856; and Wells Fargo Securities, LLC at 1-800-645-3751.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.